SBC Global

VASS International
Auditors & Business Advisors
Member of SBC Global Alliance

P O Box 13255,
Office No. 207,
Zainal Mohebi Plaza
Al Karama, Dubai, UAE
Tel: +971 4 397 3011
Fax: +971 4 397 3012
Email: info@vassintl.com
www.vassintl.com

August 15, 2023
To, **Pipara & Co LLP**
1270 Ave of the Americas,
FL7, Rockefeller Center,
NY 10020

CO: Pipara Corporate House
Near Bandhan Bank Ltd.
Netaji Marg, Law Garden,
Ahmedabad – 380006

Subject: Consent to use our audit report for the audit procedure of Quality Industrial Corp. (QIND) for July 1, 2022 to June 30, 2023.

We hereby give our consent to allow Pipara & Co LLP, the appointed independent auditors for Quality Industrial Corp. (QIND), to rely upon the audit report dated August 25, 2023, and relevant audit documents obtained during our audit procedures of Quality International Co. Ltd FZC (QI) for the audit period July 1, 2022 to June 30, 2023. And that the report is made on US GAAP.

This authorized consent is granted willingly and without any reservations, and the management of QI takes full responsibility for providing accurate and reliable information to support the audit procedures of Quality Industrial Corp. (QIND) as per PCAOB AS 1205.

Please consider this letter as a formal authorization and acceptance of your request to use our audit report and documents for the aforementioned purpose.

If there are any additional documents or information required from our end, kindly inform us, and we will be prompt in providing the necessary support from the managment of QI.

Thank you.

DUBAI - U.A.E.
VASS INTERNATIONAL AUDITING & CONSULTANTS

VASS International

Partner

Date: August 25, 2023